SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        May 25, 2000
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                               UNOCAL CORPORATION
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             (Exact name of registrant as specified in its charter)



                                    Delaware

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                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
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(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
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(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600

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              (Registrant's Telephone Number, Including Area Code)

Item 5.      Other Events.
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On May 25, 2000, the company completed the merger of its oil and gas exploration and production assets in the Permian and San Juan basins with Titan Exploration, Inc. (Titan), to create a new publicly traded company named Pure Resources, Inc.
(Pure).

The merger was approved by Titan stockholders at a special meeting held on Wednesday, May 24. Titan stockholders will receive .4302314 shares of Pure common stock for each share of Titan common stock. Pure has approximately 50 million common shares outstanding. The company now holds 65.4 percent, or 32.7 million shares, of Pure, and the former Titan stockholders will own the remaining 34.6 percent. Pure's common stock began trading on the New York Stock Exchange on May 26 under the "PRS" symbol.

The merger creates an independent exploration and production company with pro forma combined proved reserves, as of January 1, 2000, of approximately 1 trillion cubic feet of natural gas equivalent (NGE), 80 percent of which are proved, developed, and producing. Pure has net daily production of approximately 230 million cubic feet of NGE. About 60 percent of this production is natural gas, and 40 percent is oil. Pure is headquartered in Midland, Texas.

The company will fully consolidate the financial and operating results of Pure.


Forward-looking statements regarding business and market transactions, cost reductions, and estimates of production and reserve quantities in this filing are based on assumptions concerning operational, market, competitive, regulatory, environmental, and other considerations. Actual results could differ materially as a result of factors discussed in Unocal's and Titan's 1999 Form 10-K reports and their combined proxy statement/prospectus dated April 19, 2000.

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

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                UNOCAL CORPORATION
                                                (Registrant)





Date:  May 31, 2000                        By:  /s/ JOHN A. BRIFFETT
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                                                John A. Briffett
                                                Assistant Comptroller


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